Exhibit 99.1

           ITT Industries Offers euro 18 Per Share in Cash for WEDECO to Enhance ITT's Water Treatment Business


     * Acquisition to round out ITT's global water treatment product line through addition of ultraviolet disinfection and ozone oxidation products

     * Transaction approved and recommended by management and supervisory boards of WEDECO; 27 percent of share capital already committed


    WHITE PLAINS, N.Y., and DUESSELDORF, Germany, Nov. 11 //PRNewswire-FirstCall/ -- ITT Industries, Inc. (NYSE: ITT) and WEDECO AG Water Technology (TecDAX: WDO) today announced the signing of a definitive business combination agreement through which ITT will acquire WEDECO. WEDECO, a leading manufacturer of ozone oxidation and ultraviolet (UV) disinfection equipment, will become a part of the Sanitaire division of ITT's Fluid Technology group. This new combination will provide ITT with a broad product range of water treatment technologies and represents the continuation of ITT's strategy of providing customers with the world's leading water and wastewater product portfolio. The management and supervisory board of WEDECO are fully supportive of the transaction and are committed to WEDECO joining ITT.

    ITT intends to offer to WEDECO's shareholders euro 18 (US$20.68) per WEDECO share in cash, representing a 36 percent premium over the three-month average closing Xetra share price of euro 13.22. Based on the fully diluted number of WEDECO shares, this offer would value WEDECO at euro 233.1 million (US$267.8 million), including the assumption of WEDECO's net debt of euro 34.3 million as of September 30, 2003. In addition, ITT and WEDECO's major shareholder, GfS Finance GmbH, have signed a definitive share purchase agreement whereby GfS Finance GmbH has agreed to sell all of its shares in WEDECO, representing 27% of WEDECO's capital, to ITT. ITT's offer will be subject to conditions including a 95% minimum acceptance threshold.

    ITT's Fluid Technology group is the world's leading provider of fluid equipment, including pumps, and a market leader in water treatment systems, with 11,000 employees and 32 production facilities around the world. Through its Biological and Filtration Divisions, ITT provides complete systems for secondary wastewater treatment and membrane filtration for the municipal and industrial markets. WEDECO is a market leader in the manufacture of UV disinfection and ozone oxidation systems.

    "This acquisition gives ITT a unique opportunity to further round out our water and wastewater treatment portfolio, offering a complete market leading line of pumps, water filtration and disinfection products, with strong positions in North America, Europe and Asia," said Robert Ayers, president of ITT Industries Fluid Technology. "WEDECO's product line is a perfect complement to Sanitaire's Biological and Filtration divisions, and this transaction follows ITT's strategy of strengthening our leading businesses through strategic acquisitions of adjacent technologies."

    WEDECO, based in Duesseldorf, Germany, employs 800 people in seven manufacturing facilities -- two in Germany, and one each in the United States, France, Italy, Hungary and Korea. The company reported 2002 full-year revenues of euro 134 million (US$144 million), and operating income of euro 13.1 million (US$14 million), reconciled following US-GAAP.

    Werner Klink, CEO of WEDECO, stated, "In founding WEDECO, I had a vision to change the paradigm of the water treatment industry. This transaction, the resources of ITT and the proven leadership of our current CFO Christoph Dicks as my successor and new CEO of WEDECO make me very confident that I have achieved my goal."

    The offer is expected to be officially launched in mid-December. ITT is being advised by UBS Investment Bank.


     For further information please visit the ITT-WEDECO merger website, which will later also contain the offer document, at www.ittnewsanitaire.com or contact:

          Tom Glover - ITT Industries - +1 914 217 8963
          Bjorn von Euler - ITT Fluid Technology - +1 201 760 5795 Ralf Konig - WEDECO - +49 (0)211 951 9618


    About ITT Industries

    ITT Industries, Inc. (www.itt.com) supplies advanced technology products and services in key markets including: electronic interconnects and switches; defense communication, opto-electronics, information technology and services; fluid and water management and other specialty products. Headquartered in White Plains, NY, the company generated $4.99 billion in 2002 sales.

    In addition to the New York Stock Exchange, ITT Industries stock is traded on the Midwest and Pacific exchanges and admitted to trading to the Official Market of the Frankfurt Stock Exchange.


    Certain material presented herein consists of forward-looking statements which involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in, or implied from, such forward-looking statements. Such factors include general economic conditions, foreign currency exchange rates, competition and other factors all as more thoroughly set forth in Item 1. Business and Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements in the ITT Industries, Inc. Form 10-K Annual Report for the fiscal year ended December 31, 2002, and other of its filings with the Securities and Exchange Commission.



SOURCE  ITT Industries, Inc.
    -0-                             11/11/2003
    /CONTACT: Tom Glover of ITT Industries, +1-914-217-8963, or Bjorn von Euler of ITT Fluid Technology, +1-201-760-5795; or Ralf Konig of WEDECO, +49-211-951-9618 /
    /Web site:  http://www.itt.com
                http://www.newittsanitaire.com
    (ITT)

CO:  ITT Industries, Inc.; WEDECO AG Water Technology
ST:  New York, Germany
IN:  CPR ECP STW HRD ITE ARO
SU:  TNM